Exhibit 10.1

WAIVER AGREEMENT

This Waiver Agreement (this “Agreement”) is entered into as of the 10th day of July, 2018, by and between Helios and Matheson Analytics Inc., a Delaware corporation with offices located at Empire State Building, 350 5th Avenue, New York, New York 10118 (the “Company”) and the investor signatory hereto (the “Holder”), with reference to the following facts:

A. Prior to the date hereof, in connection with an offering (the “November Financing”) pursuant to that Securities Purchase Agreement dated as of November 6, 2017 (as amended, the “November Securities Purchase Agreement”), by and among the Company, the Holder and the other buyers signatory thereto (collectively, the “November Buyers”), the Company issued to the November Buyers, among other things, senior convertible notes and senior secured convertible notes (collectively, the “November Notes”), in each case, convertible into shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), in accordance with the terms thereof.

B. Prior to the date hereof, in connection with an offering (the “January Financing”) pursuant to that Securities Purchase Agreement dated as of January 11, 2017 (the “January Securities Purchase Agreement”) by and between the Company and the Holder (the “January Buyer”), the Company issued to such January Buyer, a senior convertible note and a senior secured convertible note (collectively, the “January Notes”), in each case, convertible into shares of Common Stock in accordance with the terms thereof.

C. Prior to the date hereof, in connection with an offering (the “June Financing”) pursuant to that Securities Purchase Agreement dated as of June 21, 2018 (the “June Securities Purchase Agreement”, and together with the November Securities Purchase Agreement and the January Securities Purchase Agreement, the “Existing Securities Purchase Agreements”) by and among the Company, the Holder and the other buyers signatory thereto (collectively, the “June Buyers” and together with the November Buyers and the January Buyer, the “Existing Buyers”), the Company issued to the June Buyers senior convertible notes (collectively, the “June Notes”, and together with the November Notes and the January Notes, the “Existing Notes”), convertible into shares of Common Stock in accordance with the terms thereof. Capitalized terms not defined herein shall have the meaning as set forth in the June Securities Purchase Agreement.

D. The Company currently desires to consummate a Subsequent Placement on or prior to July 16, 2018, pursuant to which the Company shall issue up to 80 million shares of Common Stock (collectively, the “New Shares”) and/or warrants (the “New Warrants”) to purchase common stock (collectively, the “New Warrant Shares”, and together with the New Shares and the New Warrants, the “New Securities”) (the “New Proposed Offering”).

E. The Company desires to obtain (i) a waiver from the Holder (x) of any obligation by the Company to effect any redemption of any of the Existing Notes as a result of the consummation of the New Proposed Offering, and (y) to reduce the aggregate number of shares reserved for issuance for the November Notes by the number of shares of Common Stock per each November Buyer as set forth on Schedule I attached hereto, and (ii) a deferral from the Holder until the fourth (4th) Trading Day after the time of pricing of the New Proposed Offering any right that the holders of the Existing Notes may have to adjust the Conversion Price (as defined in the applicable Existing Note) of any such Existing Notes solely as a result of the issuance of the New Securities in the New Proposed Offering (collectively, the “Waivers”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Company and the Holder agree as follows:

1. Waivers. As of the time the Company and the Holder, in its capacity as the “Required Holders” (as defined in each of the Existing Securities Purchase Agreement) pursuant to each of the Existing Securities Purchase Agreements, each have duly executed and delivered this Agreement (the “Effective Time”), the following shall apply (the “Consents and Waivers”):

(a) The Holder hereby consents to the New Proposed Offering (i) defers any right that the holders of Existing Notes may have to adjust the Conversion Price (as defined in the applicable Existing Notes) pursuant to Section 7 of such Existing Note solely as a result of the issuance of the New Securities in the New Proposed Offering until the fourth (4th) Trading Day after the time of pricing of the New Proposed Offering and (ii) waives any prohibition that may exist under any provision of the Transaction Documents (as defined in each Existing Securities Purchase Agreement) with respect to the issuance of the New Securities.

(b) The Holder hereby waives any obligation of the Company, to consummate (i) any Subsequent Placement Optional Redemption (as defined in the November Notes) with respect to any November Notes of any November Buyer, (ii) any Subsequent Placement Optional Redemption (as defined in the January Notes) with respect to any January Notes of any January Buyer and, (iii) any Optional Redemption (as defined in the June Notes) with respect to any June Notes of any June Buyer, in each case, solely to the extent such right arises from the consummation of the New Proposed Offering. For the avoidance of doubt, nothing herein shall be deemed to waive the right of a Holder to have any Optional Redemption arising primarily as a result of events other than the consummation of the New Proposed Offering to be satisfied with proceeds from the New Proposed Offering.

(c) Solely with respect to the period commencing on the date hereof and ending on the Stock Split Stockholder Approval Deadline, the Holder hereby waives any obligation of the Company to reserve more than an aggregate of 124,000,000 shares of Common Stock for conversion of the November Notes and the January Notes.

Notwithstanding the foregoing, if the consummation of the New Proposed Offering does not occur on or prior to July 16, 2018, the foregoing Consents and Waivers shall automatically terminate, de novo, and shall be null and void.

5. Limitation of Consents and Waiver. The Consents and Waivers set forth in this Agreement constitute a one-time consent and waiver and are limited to the matters expressly waived herein and should not be construed as an indication that the Holder would be willing to agree to any future modifications to, consent of, or waiver of any of the terms of any other agreement, instrument or security or any modifications to, consents of, or waiver of any default that may exist or occur thereunder.

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6. Ratifications. Except as otherwise expressly provided herein, each of the Transaction Documents (as defined in each Existing Securities Purchase Agreement) is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

7. Disclosure of Transaction. The Company shall, on or before 8:30 a.m., New York City Time, on or prior to the first business day after the date of this Agreement, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching the form of this Agreement as an exhibit to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated by the Exchange Documents or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Holder or any of their affiliates, on the other hand, shall terminate. Neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Holder, to make a press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holder in any filing, announcement, release or otherwise.

8. Fees. The Company shall reimburse Kelley Drye & Warren LLP, counsel to the Holder, for its fees and expenses in connection with the structuring, documentation, negotiation of this Waiver, and all other outstanding amounts owed by the Company to Kelley Drye & Warren LLP pursuant to any other agreement by and between the Company and the Holder, in an aggregate amount equal to $15,000.

9. Independent Nature of Holder's Obligations and Rights. The obligations of the Holder under this Agreement are several and not joint with the obligations of any other Existing Buyer (each, an “Other Holder”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any other agreement (each, an “Other Agreement”). Nothing contained herein or in any Other Agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement and the Company acknowledges that, to the best of its knowledge, the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

10. Miscellaneous Provisions. Section 9 of the June Securities Purchase Agreement is hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Holder and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

COMPANY:

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Theodore Farnsworth
	Name:	Theodore Farnsworth
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, Holder and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

HOLDER:

HUDSON BAY MASTER FUND LTD

By:	/s/ Yoav Roth
Name: Yoav Roth
Title: Authorized Signatory

SCHEDULE I

Name of Holders	Reduction of Shares to be Reserved for November Notes

Hudson Bay Master Fund Ltd.	40,000,000
Other Holders of November Notes (on a pro rata basis)	40,000,000
TOTAL	80,000,000